Exhibit 99.1

Second Quarter Report

June 30, 2014

August 13, 2014

Dear Shareholder:

Uwharrie Capital Corp has weathered the economic storm of the last few years and as tangible evidence of our company’s continued growth and development, we are pleased to announce the Board of Directors declared a 2% stock dividend for all common stock shareholders, as of record on July 30, 2014. Because shareholders differ in their financial needs and tax status, we believe paying a stock dividend allows each individual the ability to control the timing of when they recognize income. Further, the company makes purchases from the market roughly equal to the 2% dividend which negates any dilutive effect to the stock. Generally, paying a stock dividend allows the company to retain a larger percentage of its earnings that can be invested to support greater growth in assets and earnings going forward.

Through the first six months of this year, our earnings, capital position and asset quality continued to improve, resulting in $1.1 million of Net Income. Net Interest Income, the difference in interest earned on loans and investments minus the interest paid on deposits and borrowings, was flat through June 30, 2014, compared to 2013. However, this income is derived on a smaller, less risky balance sheet leading to a higher Net Interest Margin, 3.68% versus 3.56% for 2014 and 2013, respectively. During 2014, slightly higher long-term interest rates and a slow recovering housing market continue to compress the income earned from mortgage production to one-third of that in 2013. Conversely, the improvement in asset quality and the ongoing efficiencies from the consolidation of the multi-bank charter lowered Non-Interest Expense by $1.4 million year-to-date, an 11.44% improvement. Finally, our repayment of TARP, through offering preferred stock within our communities, reduced the preferred dividend payout by $150 thousand. This led to Net Income Available to Common Shareholders of $840 thousand at June 30, 2014, compared to $476 thousand in the same period of 2013, a 76.47% annual improvement.

In recent years, we have been focused inwardly due to the economy, as well as substantial compliance and regulatory burdens. It is time, however, for us to focus forward and embark on new strategic initiatives targeting improved earnings, capital management, brand awareness and efficiencies. You can help by doing business with your bank and asking your family, friends and neighbors to do the same.

We want to thank you for your investment in your community banking organization. People working together with a shared vision and values are “Making a Difference.”

Sincerely,

UWHARRIE CAPITAL CORP

/s/ Roger L. Dick	/s/ Brendan P. Duffey

President and Chief Executive Officer	Chief Operating Officer